Exhibit 10.2

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Master Agreement”), with an Effective Date of August 30, 2011, will set forth the terms and conditions between Pacira Pharmaceuticals Inc. a California corporation, 5 Sylvan Way Parsippany, NJ 07054, (hereinafter “Pacira”), and Quintiles Commercial US, Inc., 10 Waterview Boulevard, Parsippany, NJ 07054 (hereinafter “Quintiles”).

Background:

A.                                   Pacira is in the business of developing, manufacturing and/or distributing pharmaceutical and/or biotechnology products (“Pacira Product(s)”).  Quintiles is in the business of providing sales, marketing, educational and alternative commercialization services for the pharmaceutical, healthcare and biotechnology industries.

B.                                     Pacira and Quintiles desire to enter into this Master Agreement to provide the terms and conditions upon which Pacira may engage Quintiles and its corporate Affiliates from time-to-time to provide contract sales, marketing, educational and alternative commercialization services for individual projects by executing individual Work Orders (as defined below) specifying the details of the services and the related terms and conditions.

Agreement:

1.0                               Definitions

1.1                                 “Affiliate” shall mean any corporation or business entity controlled by, controlling, or under common control with a party to this Master Agreement.  For this purpose, “control” shall mean direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock or income interest in such corporation or other business entity, or such other relationship as, in fact, constitutes actual control.

1.2                                 “Calendar Quarter”“ means the following periods: January 1 through March 31, April 1 through June 30, July 1st through September 30, and October 1 through December 31.

1.3                                 “FDA” shall mean the US Food and Drug Administration or successor agency performing similar functions.

1.4                                 “Fees” shall mean the fair market value compensation payable to Quintiles in return for Services.  Fees shall not include Pass-Through Expenses.

1.5                                 “Net Product Sales” shall mean the gross amounts billed by Pacira, its Affiliates, or Licensees in respect of sales of EXPAREL to unrelated parties, less the following deductions, to the extent each is applicable to the given sale: (a) trade, cash, or quantity discounts actually allowed and taken with respect to such sales; (b) taxes imposed upon and paid with respect to the sale, delivery, or use of the product; and (c) amounts repaid or credited by reason of billing corrections, rejections, defects, recalls, or returns. Such amounts shall be determined in accordance with generally accepted accounting principles, consistently applied.

1.6                                 “Pass-Through Expenses” shall mean the reasonable and necessary out-of-pocket costs and expenses actually incurred without markup by Quintiles in providing Services, in accordance with a mutually agreed written budget or the express terms of a Work Order.

1.7                                 “Project” shall mean the complete task or set of tasks described in a specific Work Order.

1.8                                 “Services” shall mean the responsibilities, obligations and activities which are to be performed by Quintiles, as they are described in this Master Agreement and in specific Work Orders.

1.9                                 “Term” and “Project Term” shall have the meanings described in Section 11.1.

1.10                           “Work Order” shall have the meaning described in Section 2.2.

2.                                      Scope of Master Agreement; Services to be Provided; Work Orders; Project Teams.

2.1                                Scope of Master Agreement.  This Master Agreement allows the parties to contract for multiple Projects through the issuance of multiple Work Orders.  This Master Agreement covers the provision of professional sales and marketing services by Quintiles and Quintiles’s corporate Affiliates (see Section 12), including, but not limited to, recruitment of field personnel, full-time or flex-time sales force services, promotional education programs and other related commercialization services, when requested by Pacira and agreed to by Quintiles as set forth in the relevant Work Order. Pacira shall, in its sole discretion, determine when and whether to offer projects to Quintiles and its corporate Affiliates, including the decision whether or not to enter into a specific Work Order.

2.2                                  Work Orders.  The specific details and tasks of each Project shall be separately negotiated and specified in writing on terms and in a form acceptable to the parties (each such writing, a “Work Order”).   The first Work Order (#6508, attached hereto) is of even date hereof and subsequently issued Work Orders may follow the same basic template.  Any Services performed prior to the execution of the first Work Order that were not requested by Pacira in writing shall be performed at Quintiles’ financial risk.  Thereafter, no Services shall be performed prior to the execution of a Work Order covering such Services.  Each Work Order will include, as appropriate, identification of the Pacira Products to be involved in the Services, a schedule of Quintiles Responsibilities and Obligations, Pacira Responsibilities and Obligations and Fees and Pass-Through Expenses.  Each Work Order shall be subject to all of the terms and conditions of this Master Agreement, in addition to the specific details set forth in the Work Order.  To the extent any terms or provisions of a Work Order conflict with the terms and provisions of this Master Agreement, the terms and provisions of this Master Agreement shall control, unless the Work Order expressly and specifically states an intent to supersede the Master Agreement on a specific matter (but then only with respect to the particular Work Order and with respect only to the matter so specified).  A change in a Work Order shall be evidenced by an amendment to the relevant Work Order duly executed by Pacira and Quintiles in form acceptable to both parties.

3.                                      Payment of Fees and Pass-Through Expenses.

3.1                                Pacira shall pay Quintiles the Fees and Pass-Through Expenses expressly described in each Work Order.  Unless otherwise agreed in a particular Work Order, Quintiles will use commercially reasonable efforts to invoice Pacira monthly in advance no later than the fifteenth day of each month for the estimated Fees and Pass-Through Expenses relating to the Project to be incurred during the following month.  Supporting documentation will be made available to Pacira upon request. Pacira shall make payment of all undisputed amounts within forty-five (45) days after the receipt of each monthly itemized invoice and (as applicable) any requested supporting documentation, after which time interest shall be due and payable on the unpaid balance at the rate of 1.5% per month.  If any portion of an invoice is disputed, Pacira shall pay the undisputed amounts within the aforementioned forty-five (45) days, and the parties shall use good faith efforts to reconcile the disputed amount for payment as soon as practicable.  Unpaid disputed amounts shall not be subject to interest.  At the end of each calendar month, Quintiles shall reconcile the advance payment made with the actual Daily Fees and Pass-Through Expenses incurred and shall issue a credit or debit as appropriate on the next month’s estimated invoice.

3.2                                 If the period of non-payment of an undisputed amount exceeds ten (10) days following the date on which the payment would have been due, Quintiles may, at its sole discretion and without prejudice to any other rights or remedies, provide  Pacira a ten (10) day written notice of intent to suspend Services in connection with a particular Project, and if the non-payment continues after the ten (10) day period, Quintiles may (i) declare Pacira in breach and cease the Services on that Project or (ii) exercise its right to give notice of a default in accordance with Section 11.3. Notwithstanding the foregoing, both parties shall continue to perform their obligations hereunder during the pendency of any dispute concerning the non-payment of disputed Fees and Pass Through Expenses.

3.3                                 Payments shall be by wire-transfer, automatic clearing house (ACH)  or by check as follows:

Postal Mail:

Quintiles Commercial US, Inc.

PO Box 601070

Charlotte, NC 28260-1070

Overnight Mail:

Quintiles Commercial US, Inc.

c/o Wachovia Bank

Lockbox #601070

1525 West WT Harris Blvd - 2C2

Charlotte, NC 28262

Electronic Payment:

Quintiles Commercial US, Inc.

Account Number:  2000016952739

ACH Payment ABA#:  053 101 626

Fedwire ABA#:  053 000 219

Wachovia Bank - Charlotte, NC

Quintiles Federal Employment ID Number is 22-3529314.

3.4                                 In the event that taxes or duties, of whatever nature, are required to be made or withheld on payments made pursuant to this Master Agreement or an applicable Work Order by any state, federal, provincial or foreign government, including, but not limited to, Value Added Tax, Pacira shall promptly pay said taxes and duties to the appropriate taxing authority without any deduction to any amount owed to Quintiles.  Pacira shall secure and deliver to Quintiles any official receipt for any such taxes paid.  Alternatively, Quintiles may invoice Pacira for the taxes, without a mark-up, as a pass-through expense, collect the taxes from Pacira, and pay the taxes due on the Services.  For the avoidance of doubt, the requirements of this provision shall not apply to any income, employment-related taxes, duties, or withholding and shall only apply to taxes directly applicable to the Services.

3.5                                 At least ten (10) business days prior to the first day of each Calendar Quarter, Quintiles shall provide Pacira with the forecasted budget estimate for such Calendar Quarter for each open Work Order (the “Quarterly Budget Forecast”).  The Quarterly Budget Forecast shall be substantially in the form of Attachment C to Work Order #6508.

4.                                      Confidentiality and Ownership of Information.

4.1                                 Each of the parties acknowledges that, in the course of performing its obligations hereunder, it may receive information from the other party which is proprietary to the disclosing party and which the disclosing party wishes to protect from public disclosure (“Confidential Information”).  Quintiles and Pacira agree to retain in confidence, during the Term of this Master Agreement and any Work Order, and any subsequent renewals thereof, and thereafter for a period of five (5) years (or, in the case of Confidential Information identified by the disclosing party as a trade secret, for as long as such Confidential Information remains a trade secret), all Confidential Information disclosed to it by or on behalf of the other party, and that it will not, without the written consent of such other party, use Confidential Information for any purpose other than the purposes indicated herein.  These restrictions shall not apply to Confidential Information which: (i) is or becomes public knowledge (through no fault of the receiving party); (ii) is made lawfully available to the receiving party by an independent third party; (iii) is already in the receiving party’s possession at the time of receipt from the disclosing party (and such prior possession can be properly demonstrated by the receiving party); (iv) is independently developed by the receiving party and/or Affiliates (and such independent development can be properly demonstrated by the receiving party); or (v) is required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by the receiving party, provided, however, if reasonably possible, such receiving party gives the disclosing party sufficient advance written notice to permit it to seek a protective order or other similar order with respect to such Confidential Information and, thereafter, the receiving party discloses only the minimum Confidential Information required to be disclosed in order to comply.

4.2                                 Quintiles and Pacira shall limit disclosure of the other party’s Confidential Information to only those of their respective officers, representatives, agents and employees (collectively “Agents”) who are directly concerned with the performance of this Master Agreement and have a legitimate need to know such Confidential Information. Upon receipt of notice of termination by Pacira, Quintiles shall return all Pacira Confidential Information to Pacira.

4.3                                 All Pacira patents, trade secrets, copyrights, trade names, trademarks, service marks, proprietary materials or intellectual property and all improvements to any of the foregoing (collectively “Pacira Property”) used in connection with the Services provided pursuant to this Master Agreement or any Work Order shall remain the sole and exclusive property of Pacira, and Quintiles’s rights to use such Pacira Property shall be limited to those permitted by this Master Agreement or any Work Order.

4.4                                 Pacira acknowledges that Quintiles possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to analytical methods, procedures and techniques, computer technical expertise and software, and business practices, including, but not limited to the Quintiles Sales Force Automation System (SFA) or Customer Relationship Management System (CRM) as applicable, the Quintiles Pharmaceutical Selling System, and the Quintiles Sample Accountability System which have been independently developed by Quintiles (collectively “Quintiles Property”).  Pacira and Quintiles agree that any Quintiles Property or improvements thereto which are used, improved, modified or developed by Quintiles under or during the term of this Master Agreement or any Work Order are the sole and exclusive property of Quintiles.  Pacira and Quintiles agree that any (i) data or (ii) systems licenses (including but not limited to SFA, CRM, and any other systems that may be licensed or independently developed by Quintiles for purposes of storing data on behalf of Pacira), shall, upon Pacira’s request, be provided, transferred, assigned, or licensed to Pacira (as applicable), or maintained by Quintiles for ongoing management by Quintiles on behalf of Pacira.  As to software licenses described in Section 4.4(ii) above, the term of such transferred, assigned or licensed licenses shall be limited to the applicable Project Term, unless otherwise agreed to by the parties in writing.

4.5                                 No party shall issue a press release or other formal public announcement (except for corporate presentations to respective board members or inter-company announcements) relating to this Master Agreement or the activities contemplated herein without the prior written approval of the other party.  Quintiles shall not unreasonably withhold its approval of any press release or other public announcement concerning information that is material to Pacira Pharmaceuticals or that is required by law.  For press releases required by law, if Quintiles fails to provide approval of such press release within three (3) business days (or sooner if required by law and Quintiles is notified of such shorter response time in writing) of receiving a draft, Pacira may deem such draft approved by Quintiles.

5.                                      Independent Contractor Relationship.

5.1                                 For the purposes of this Master Agreement and any Work Order, the parties hereto are independent contractors and nothing contained in this Master Agreement or any Work Order shall be construed to place them in the relationship of partners, principal and agent, employer and employee or joint venturers.  Neither party shall have the power or right to bind or obligate the other party, nor shall either party hold itself out as having such authority.

5.2                                 No provision of this Master Agreement or any Work Order shall be deemed to create or imply any contract of employment between Pacira and any employee of Quintiles. All persons performing Services shall be employees of Quintiles, or subcontractors engaged by Quintiles with prior written consent of Pacira, and shall not be entitled to any benefits applicable to employees of Pacira.

5.3                                 Quintiles will (i) maintain all necessary personnel and payroll records for Quintiles employees; (ii) compute wages and withhold applicable Federal, State and local taxes and Federal FICA payments for Quintiles employees; (iii) remit Quintiles employee withholdings to the proper governmental authorities and make employer contributions for Federal FICA and Federal and State unemployment insurance payments; (iv) pay net wages and fringe benefits, if any, directly to Quintiles employees; and (v) provide for employer’s liability and Workers’ Compensation insurance coverage.

5.4                                 Quintiles shall be responsible for management of all employer obligations in connection with Quintiles employees who perform the Services.  Quintiles employees shall remain exclusively under the direct authority and control of Quintiles and shall execute the acknowledgement form attached as Exhibit A to this Master Agreement.  No employees of Quintiles shall be entitled to any compensation, healthcare coverage or insurance, life insurance, disability benefits, pension or profit-sharing benefits, any other employee benefit or participation in any employee incentive compensation or stock option plan offered or provided by Pacira to Pacira employees.  Pacira may be involved in providing training, direction or equipment to a Quintiles employee only in the manner and to the extent specifically described in a Work Order.  The employer obligations of Quintiles shall include: (i) human resource issues, including establishment of employee policies, and administration of health and benefits plans, 401K plan, and other employee benefit plans; (ii) work performance and work behavior issues, including probationary period, periodic and annual appraisals, employee discipline and termination; (iii) administration of systems for time-keeping, payroll and employee expense reimbursement; (iv) day to day management of employment issues in connection with performance of the Services.

5.5                                 Quintiles shall ensure that all Quintiles employees have executed appropriate confidentiality agreements requiring such employees to maintain the confidentiality of any Confidential Information they may receive while performing the Services.

6.                                      Regulatory Compliance.

6.1                                  In carrying out their responsibilities under this Master Agreement and each Work Order, Quintiles and Pacira agree to comply, to the extent applicable, with all laws, rules and regulations, including, but not limited to the Federal Equal Employment Opportunity Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Immigration Reform and Control Act of 1986, the Food, Drug and Cosmetic Act, Section 1128B(b) of the Social Security Act (42 U.S.C. §1320a-7b), and the Prescription Drug Marketing Act, and with industry standards of practice, including those set forth in the PhRMA Code on Interactions with Healthcare Professionals.  Pacira shall be primarily responsible for compliance with the Physician Payment Sunshine Act,  Cal. Health & Safety Code s. 119400-119402, and any similar law or regulation of any other governmental unit and shall provide Quintiles with any applicable per physician spending limits arising therefrom.  To facilitate Pacira’s compliance with federal and state physician spend reporting requirements, Quintiles will provide its standard monthly excel file that includes all data required for federal and state reporting requirements as jointly determined by the Parties.

6.2                                 If Quintiles or its employees become aware of adverse drug experience reports involving the use of any Pacira Product, while performing any Services in connection with the Pacira Product, they shall immediately notify Pacira in accordance with Pacira procedures. Pacira shall deliver to Quintiles a written copy of such Pacira notification procedures.

6.3                                  Pacira shall be solely responsible for responding to any government or regulatory agency concerning use or marketing of Pacira Products, except where (i) such responsibility is expressly transferred to Quintiles in a Work Order; or (ii) to the extent any notice or reporting requirement is by law made directly applicable to Quintiles.  Reports made by Quintiles shall be charged to the customer on a time and materials basis.  Both Quintiles and Pacira shall provide the other with copies of all written reports, including all applicable documentation, made to any governmental or regulatory agency.  Both Quintiles and Pacira shall provide the other with a written summary of any oral or telephonic report made to any governmental or regulatory agency.  Quintiles shall promptly notify Pacira of any information Quintiles receives regarding any threatened or pending action by a government or regulatory agency that may affect the Pacira Products, or of any communication received by Quintiles from a government or regulatory agency with Quintiles regarding a Pacira Product or the Services provided by Quintiles hereunder.  Each party shall notify the other of every instance of actual or suspected fraud or misconduct on the part of a Quintiles employee in connection with the Services provided to Pacira under a Work Order promptly after the initial discovery of any suspicious findings or possible evidence of such.  Quintiles shall, at the request of Pacira, cooperate with Pacira in order to respond, or in formulating a procedure for taking appropriate action.  In no event shall Quintiles respond to any agency without the prior consent of Pacira, unless compelled to do so by law.

7.                                      Reports and Project Administration

Quintiles will manage and administer each Project in accordance with the specifications and milestones contained in each Work Order.  Quintiles shall provide Pacira a periodic Project report, the content of which will be determined between Quintiles and Pacira leadership in the frequency and with content as more particularly described in each Work Order.  The Project report shall generally include: (i) headcount, turnover, status of recruitment; (ii) Project status and progress toward achieving objectives or milestones; (iii) financial accountability, and tracking expenses against budget.  All information transmitted by Quintiles pursuant to this Master Agreement will be sent by either telephone, email or certified mail in accordance with the provision of Section 16 of this Master Agreement.  Quintiles shall not transmit any such information by facsimile unless explicitly authorized by Pacira in writing.  Pacira hereby consents and authorizes Quintiles to send emails or certified mailings relating to the Services, or relating to potential future services, to any office of Pacira or Pacira’s affiliates in accordance with Section 16 of this Master Agreement.

8.                                      Return of Pacira Materials.

Within sixty (60) days after the completion of Services by Quintiles, or upon termination of the Master Agreement or any Work Order, Confidential Information, Pacira Property  and other data owned by Pacira, regardless of the method of storage or retrieval, shall at Pacira’s request either be delivered to Pacira in such form as is then currently in the possession of Quintiles, or disposed of, at the direction and written request of Pacira, unless such materials are otherwise required to be stored or maintained by Quintiles as a matter of law or regulation.  Pacira shall pay the costs associated with any of the above options.  Quintiles reserves the right to retain, at its own expense and subject to the confidentiality provisions herein, one copy of all materials provided in connection with performance of the Services, to be used to satisfy regulatory requirements or to resolve disputes regarding the Services.

9.                                      Indemnification and Liability Limits.

9.1                                 Quintiles shall indemnify, defend and hold harmless Pacira, its Affiliates and its and their respective directors, officers, employees and agents from and against any and all losses, claims, actions, damages, liabilities, penalties, costs and expenses (including reasonable attorneys’ fees and court costs) (collectively, “Losses”) incurred in connection with a third party claim or governmental action (collectively, “Third Party Claims”) resulting from any (i) breach by Quintiles, its employees, or subcontractors of its obligations hereunder; (ii) willful misconduct or negligent acts or omissions of Quintiles, its employees, or its subcontractors in the performance of Services pursuant to this Master Agreement or Work Order;  (iii) violation by Quintiles or its employees or subcontractors of any municipal, county, state or federal laws, rules or regulations applicable to Quintiles’ performance of Services pursuant to this Master Agreement or Work Order; (iv) the marketing, promotion, or sale of Pacira Products by Quintiles, its employees, or its subcontractors in a manner which violates this Master Agreement, any Work Order, or applicable law, except to the extent acting under the direction of Pacira; (v) representation or misrepresentation by Quintiles, its employees, or subcontractors relating to Pacira Products that is not consistent with the labeled claims or the product literature, except to the extent acting under the direction of Pacira; and (vi) the determination by any governmental authority that any Quintiles employees are employees of Pacira; all except to the extent such Losses are determined to have resulted from the action or inaction by Pacira, or by the negligence or willful misconduct of Pacira or its employees.

9.2                                 Pacira shall indemnify, defend and hold harmless Quintiles, its Affiliates and its and their respective directors, officers, employees and agents from and against any and all Losses incurred in connection with a Third Party Claim resulting from (i) the manufacture, storage, packaging, production, transportation, distribution, promotion (except to the extent such Losses are subject to the indemnity obligations of Quintiles set forth in Section 9.1(iv) or (v) above), sale, use or other disposition of the Products; (ii) breach by Pacira or its employees of its obligations hereunder; (iii) willful misconduct or negligent acts or omissions of Pacira or its employees; (iv) the conduct of the Services, but only to the extent such conduct is consistent with the instructions provided by Pacira; and (v) violation by Pacira or its employees of any municipal, county, state or federal laws, rules or regulations; all except to the extent such Losses are determined to have resulted from the action or inaction (unless such action or inaction was pursuant to instruction or direction by Pacira), negligence or willful misconduct of Quintiles or its employees.

9.3                                The party seeking indemnification hereunder (the “Indemnified Party”) shall:  (a) give the party obligated to indemnify (the “Indemnifying Party”) prompt written notice of any such claim or law suit (including a copy thereof); (b) Indemnified Party and its employees shall fully cooperate with Indemnifying Party and its legal representatives in the investigation and defense of any matter the subject of indemnification; and (c) Indemnified Party shall not unreasonably withhold its approval of the settlement of any such claim, liability, or action by Indemnifying Party covered by this Indemnification provision; provided, however, that Indemnified Party’s failure to comply with its obligations pursuant to Section 9.3 shall not constitute a breach of this Master Agreement nor relieve Indemnifying Party of its indemnification obligations pursuant to Section 9, except to the extent, if any, that Indemnifying Party’s defense of the affected claim, action or proceeding actually was materially impaired thereby.

9.4                                 Neither Quintiles nor Pacira, nor their respective affiliates, directors, officers, employees, subcontractors or agents shall have any liability (including without limitation, contract, negligence and tort liability) for any loss of profits, opportunities or goodwill or any type of indirect or consequential damages in connection with this Master Agreement or any Work Order or the Services performed by Quintiles.  In addition, in no event shall the collective, aggregate liability (including without limitation, contract, negligence and tort liability) of either Quintiles or Pacira, or their respective  affiliates, directors, officers, employees, subcontractors or agents, under this Master Agreement (excluding indemnity obligations for Third Party Claims arising under section 9.1 herein, and further excluding liability for a party’s gross negligence or willful misconduct) exceed the amount of fees actually received by Quintiles from Pacira under the applicable Work Order.

9.5                                 Quintiles shall not be liable to Pacira for claims or losses arising out of the statements or representations of Quintiles employees with respect to Pacira Products to the extent the statements or representations conform to the written or printed statements or representations made to Quintiles and Quintiles employees by Pacira with respect to the Pacira Products.

9.6                                 In the event that a party (“Subject Party”) or any of its Affiliates, employees, agents or subcontractors is served with or becomes subject to any subpoena, order, judgment, complaint, proceeding, enforcement or other legal process (each, a “Legal Proceeding”) to which the other party is a party or subject, but Subject Party is not, which Legal Proceeding seeks from Subject Party disclosure of any documents or information related to the Services, then the other party shall bear and/or reimburse the Subject Party for all reasonable third party fees, costs and expenses (including reasonable attorneys’ fees) associated with such Legal Proceeding.  In the event of a Legal Proceeding involving both parties, each party shall bear its own costs, fees and expenses associated therewith.

10.                               Insurance.

Quintiles and Pacira shall each, at its own cost and expense, obtain and maintain in full force and effect, the following insurance during the Term (and any subsequent renewals thereof): (i) worker’s compensation insurance in accordance with the statutory requirements of each state in which the Services are to be performed; (ii) employer’s liability insurance with a minimum limit of [**] dollars ($[**]); (iii) comprehensive general liability insurance, including contractual liability, with a minimum limit of [**] dollars ($[**]), combined single limit per occurrence; (iv) comprehensive auto liability, covering bodily injury and property damage, for owned, hired or non-owned automobiles with a minimum limit of [**] dollars ($[**]), combined single limit per occurrence; (v) professional errors and omissions, with a minimum limit of [**] ($[**]), per occurrence; and (vi) products liability insurance covering the Product, with a minimum limit of [**] ($[**]), per occurrence (not required for Quintiles).  Each party shall provide the other party an original signed certificate of insurance evidencing all coverage herein required, within thirty (30) days after the effective date of this Master Agreement.  Pacira must provide thirty (30) days prior written notice of cancellation or material change in insurance coverage.  The insurance obligations hereunder may be met by a program of self-insurance.

11.                               Term and Termination.

11.1                            This Master Agreement shall be effective as of the Effective Date and shall continue until terminated as hereinafter provided (the “Term”).  Each Work Order shall include a statement of the Project start date and the Project end date (the “Project Term”).

11.2                            Pacira may terminate this Master Agreement or any Work Order without cause at any time by providing sixty (60) days prior written notice to Quintiles.  Pacira may partially terminate a Work Order for Sales Force Services by providing Quintiles with a written list of the field territories to be eliminated within sixty (60) days prior to the effective date of such partial termination.  During such sixty (60) day notice period, Quintiles shall use commercially reasonable efforts to arrange for the Sales Force members under any terminated Work Order to be placed in an alternate position as of the date of project termination.  For avoidance of doubt, unless Pacira provides written instruction otherwise, Quintiles shall continue to fully perform its obligations under this Master Agreement or any Work Order that is terminated during the foregoing sixty (60) day notice period.

11.3                           Either party may terminate this Master Agreement by written notice at any time if the other party defaults in the performance of its material obligations under the Master Agreement. Either party may terminate a Work Order by written notice at any time if the other party defaults in the performance of its material obligations under the Work Order.  In the event of such default, the party declaring the default shall provide the defaulting party with written notice setting forth the nature of the default, and the defaulting party shall have thirty (30) days to cure the default.  Provided, however, that if the nature of the default is such that it cannot reasonably be cured within thirty (30) days, the defaulting party may cure such default by commencing in good faith to cure such default promptly after its receipt of such written notice and prosecuting the cure of such default to completion with diligence and continuity within a reasonable time thereafter. If the defaulting party fails to cure the default within the foregoing time periods, the other party may terminate the Master Agreement or Work Order, as the case may be, by written notice to the defaulting party, which notice shall be effective upon receipt.

11.4                          Either party may terminate this Master Agreement by written notice to the other party, effective upon receipt with no right to cure the default, if the other party files a petition for bankruptcy, reorganization or arrangement under any state statute, or makes an assignment for the benefit of creditors or takes advantage of any insolvency statute or similar statute, or if a receiver or trustee is appointed for the property and assets of the party and the receivership proceedings are not dismissed within sixty (60) days of such appointment.

11.5                          In the event this Master Agreement or a Work Order is terminated other than by Pacira for a breach as set forth in Section 11.3, Pacira shall (a) pay to Quintiles all Fees for Services rendered which are due and owing to Quintiles because of any completed performance of Quintiles’s obligations prior to the effective date of termination; (b) pay all Pass-Through Expenses actually incurred by Quintiles prior to the effective date of termination; and (c) pay any other costs which have been expressly identified in a Work Order as being due upon termination of such Work Order.

11.6                          Termination of this Master Agreement or any Work Order for whatever reason shall not affect the accrued rights of either Quintiles or Pacira arising under this Master Agreement or a Work Order, and all provisions which expressly or by implication survive the termination or expiration of the Master Agreement or a Work Order shall remain in full force and effect.

12.                               Relationship with Affiliates.

12.1                           Pacira agrees that Quintiles may on notice to Pacira utilize the Services of its corporate Affiliates to fulfill Quintiles’s obligations under this Master Agreement and any Work Order.  Any Quintiles Affiliate so utilized shall be (i) subject to all of the terms and conditions applicable to Quintiles under this Master Agreement and the Work Order applicable to such Project(s), including, but not limited to, provisions establishing the standards for performance, (ii) entitled to all rights and protections afforded Quintiles under this Master Agreement and the Work Order applicable to such Project(s), including, but not limited to, the indemnity and limitation of liability protections set forth herein; and (iii) pre-approved in writing by Pacira and specifically referenced in the applicable Work Order, provided that no such pre-approval shall be required to the extent that such Affiliates provide only legal, HR, finance, IT, and other ancillary support of the Services.  Any such Affiliate of Quintiles may execute a Work Order directly and, with respect to the corresponding Project, the rights and obligations of the parties shall be governed by all of the terms and conditions of this Master Agreement, to the same extent as if such Quintiles Affiliate was a party to this Master Agreement.

12.2                            Pacira and Quintiles acknowledge that certain Affiliates of Pacira may utilize the services of Quintiles (and its Affiliates) under this Master Agreement and under any Work Order.  In such event, (i) Pacira shall cause such Pacira Affiliate to acknowledge and be bound by all the terms and conditions of this Master Agreement and the specific Work Order, and (ii) Pacira shall remain responsible and obligated under this Master Agreement and the Work Order, as if Pacira was directly receiving the Services provided to such Pacira Affiliate.  Any such Affiliate of Pacira may execute a Work Order directly and, with respect to the corresponding Project, the rights and obligations of the parties shall be governed by all of the terms and conditions of this Master Agreement, to the same extent as if such Pacira Affiliate was a party to this Master Agreement.

13.                               Cooperation.

All data and information in Pacira’s possession or control necessary for Quintiles to conduct Project assignments will be delivered by Pacira to Quintiles.  Quintiles shall not be liable to Pacira nor be deemed to have breached this Master Agreement or any Work Order as a result of errors, delays or other consequences directly arising from Pacira’s failure to provide documents, materials or information or to otherwise cooperate with Quintiles in order for Quintiles to timely and properly perform Quintiles’s obligations.

14.                               Force Majeure.

If the performance or observance of this Master Agreement or any obligation of this Master Agreement or any Work Order is prevented or delayed by reason of an act of God, civil commotion, storm, fire, riots, strikes, legal moratorium (other than FDA action), war or revolution, the party so affected shall, upon prompt notice of such cause being given to the other party, be excused from such performance or observance to the extent of such prevention or during the period of such delay, provided that the party so affected shall use its best efforts to avoid or remove the cause(s) of non-performance and observance with utmost dispatch.

15.                               Review of Work; Audit.

During the term of this Master Agreement, Quintiles will permit Pacira’s representative(s) (unless such representatives are competitors of Quintiles), at reasonable times and in a reasonable manner, and at Pacira’s expense, to (i) examine the work performed hereunder to determine that the Services are being conducted in accordance with the agreed terms, or (ii) audit the financial records related to Quintiles’s performance of the Services.  If the audit reveals that Pacira overpaid any amounts to Quintiles, Pacira shall, at its option, either receive a credit for such overpaid amounts or be reimbursed for such overpaid amounts within thirty (30) days of the audit.  If the audit reveals that Quintiles overcharged any amounts to Pacira by more than five percent (5%), then Quintiles shall reimburse Pacira for Pacira’s out-of-pocket expenses associated with conducting the audit within thirty (30) days after receiving the audit results.

16.                               Notices.

Any notice required or permitted to be given by either party shall be in writing.  All notices shall be to the parties and addresses listed below, and shall be sufficiently given (i) when received, if delivered personally or sent by facsimile transmission, or (ii) one business day after the date mailed or sent by an internationally recognized overnight delivery service.

If to Quintiles:	Quintiles Commercial US, Inc.

10 Waterview Blvd.
Parsippany, NJ 07054
Attention: Joseph F. Chirillo, Sr. VP Commercialization
Strategic and Risk-Based Business

With a copy to:	General Counsel
Quintiles Commercial US, Inc.
4820 Emperor Blvd.
Durham, NC 27709

If to Pacira:	Pacira Pharmaceuticals
5 Sylvan Way
Parsippany, NJ 07054
Attention: Taunia Markvicka, VP Commercial
Development

With a copy to:	General Counsel, Attention: Kristin Williams
and
Customer Legal Dept
Pacira Pharmaceuticals
5 Sylvan Way
Parsippany, NJ 07054

17.                               Assignment.

Except for Affiliates, as stated above in Section 12, neither party may assign any of its rights or obligations under this Master Agreement or any Work Order to any third party without the written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that either party may assign this Master Agreement or any Work Order to a third party without the prior written consent of the other party in connection with a change of control transaction (whether by merger, consolidation, sale of equity interests, sale of all or substantially all assets, or otherwise) to an entity.

18.                               Arbitration.

Resolution of disputes concerning any aspect of the Services, this Master Agreement or any Work Order shall be accomplished by good faith negotiations between Pacira and Quintiles, to be commenced within thirty (30) days after notice.  If necessary, thereafter, resolution of such disputes shall be accomplished, at written request of either party to the other party, by binding arbitration, which shall not interfere with the timely rendering of Services.  Arbitration will be pursuant to the Rules of Conciliation and Arbitration of the American Arbitration Association, using a three-person panel of arbitrators, one (1) to be designated by Pacira, one (1) by Quintiles, and a third to be agreed upon by the other two (2) arbitrators.  If the two party-appointed arbitrators are unable to agree on a third arbitrator within thirty (30) days after the second arbitrator is appointed, the third arbitrator shall be selected by the American Arbitration Association.  Notwithstanding the foregoing, each Party shall be entitled to, in addition to all other remedies available under this Master Agreement, seek equitable relief, including injunction and specific performance, in any court of competent jurisdiction.

19.                               Additional Warranties and Representations.

19.1                           Quintiles and Pacira warrant and represent to the other that they have the full right and authority to enter into this Master Agreement and that there is no impediment that would inhibit their ability to perform their respective obligations under this Master Agreement or any Work Order.

19.2                          Quintiles and Pacira agree to perform their obligations hereunder in a timely, professional and competent manner.

19.3                           Pacira warrants and represents that it possesses good title to, or the right to use, any and all trademarks of the Pacira Products, free and clear of any claims or encumbrances that would impede the performance by either party under the terms of this Master Agreement or any Work Order.  In addition, Pacira owns or controls the patents or appropriate licenses in connection with all Pacira Products to be involved in the Services, and has no knowledge of the existence of any claim or adverse rights which would restrict or prevent Pacira or Quintiles from performing the Services pursuant to this Master Agreement or a Work Order.

19.4                           Quintiles represents and warrants that it is not and has not been (i) excluded from participation in, or otherwise ineligible to participate in a “Federal Health Care Program” (as defined in 42 U.S.C. § 1320a-7b(f)) or in any other government payment program; (ii) listed on the General Services Administration’s List of Parties Excluded from Federal Procurement and Nonprocurement Programs; or (iii) debarred under the Generic Drug Enforcement Act of 1992 (the “GDE Act”) (21 U.S.C. § 335(a) and (b)).  Quintiles further represents and warrants that Quintiles does not and will not use in any capacity the services of any person excluded or debarred as set forth above.  Quintiles shall immediately notify Pacira of a breach of this provision.

20.                               General Provisions

20.1                           This Master Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of the State of New Jersey, without giving effect to the principles of conflict of laws.

20.2                           The rights and obligations of Pacira and Quintiles under this Master Agreement and any Work Order, which by intent or meaning have validity beyond such termination (including, but not limited to, rights with respect to confidentiality, mutual indemnification and liability limitations) shall survive the termination of this Master Agreement or such Work Order.

20.3                           This Master Agreement contains the entire understandings of the parties with respect to the subject matter herein, and cancels all previous agreements (oral and written),

negotiations and discussions, dealing with the same subject matter.  The parties, from time to time during the term of this Master Agreement, may modify any of the provisions hereof only by an instrument in writing duly executed by the parties.

20.4                           References to any Schedule, Appendix, Attachment or Exhibit attached to this Master Agreement or any Work Order shall be deemed to incorporate the entire contents of the Schedule, Appendix, Attachment or Exhibit by reference, as if it were fully set forth in the Master Agreement or Work Order to which it is attached.

20.5                           No failure or delay on the part of a party in either exercising or enforcing any right under this Master Agreement or any Work Order will operate as a waiver of, or impair, any such right.  No single or partial exercise or enforcement of any such right will preclude any other or further exercise or enforcement thereof or the exercise or enforcement of any other right.  No waiver of any such right will have effect unless given in a signed writing.  No waiver of any such right will be deemed a waiver of any other right.

20.6                           If any part or parts of this Master Agreement or a Work Order are held to be illegal, void or ineffective, the remaining portions of the Master Agreement or Work Order shall remain in full force and effect.  If any of the terms or provisions are in conflict with any applicable statute or rule of law, then such term(s) or provision(s) shall be deemed inoperative to the extent that they may conflict therewith, and shall be deemed to be modified or conformed with such statute or rule of law.  In the event of any ambiguity respecting any term or terms hereof, the parties agree to construe and interpret such ambiguity in good faith in such a way as is appropriate to ensure its enforceability and viability.  Neither party shall assert against the other that the compensation arrangement provided in this Master Agreement or any Work Order is ground for voiding the Master Agreement or Work Order, or rendering the same unenforceable.

20.7                           The headings contained in this Master Agreement and any Work Order are used only as a matter of convenience, and in no way define, limit, construe or describe the scope or intent of any section of this Master Agreement or such Work Order.

21.                               Execution in Counterparts

21.1                           This Master Agreement may be executed in any number of counterparts, each of which when executed and delivered, shall constitute an original, but all of which together shall constitute one agreement binding on all parties, notwithstanding that all parties are not signatories to the same counterpart.

21.2                           Transmission by fax or by electronic mail in portable document format (pdf) of an executed counterpart of this Master Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. The parties shall deliver to each other an original counterpart of this Master Agreement promptly after delivery by fax or electronic mail provided however, that failure by either party to so deliver an original counterpart shall not affect the sufficiency of a fax or electronic mail of such counterpart as provided in the first sentence of this paragraph.

IN WITNESS WHEREOF, this Master Agreement has been executed by the parties hereto through their duly authorized officers on the date(s) set forth below.

QUINTILES COMMERCIAL US, INC.		PACIRA
PHARMACEUTICALS

By:	/s/ Daryl Gaugler	By:	/s/ David Stack

Name:	Daryl Gaugler	Name:	David Stack

Title:	Sr. VP. Head of	Title:	CEO and President
North America Commercial Solutions

Date:		Date:	August 30, 2011

Exhibit A to Master Service Agreement

Employee Acknowledgement Form

ACKNOWLEDGMENT OF STATUS

I hereby expressly acknowledge that I am not an employee of Pacira Pharmaceuticals Inc. (“Pacira”) or any of its affiliates, and that I am not subject to day-to-day direction, control or supervision of Pacira or any of its affiliates, or any agent, representative or employee of Pacira or its affiliates, in carrying out this work assignment.

I further acknowledge that I am an employee of Quintiles, and that I am subject to day-to-day direction, control and supervision of Quintiles, in carrying out this work assignment.  I understand that any problems or complaints that I may have regarding this work assignment must be directed to my supervisor at Quintiles, and not to Pacira or any of its affiliates, or any agent, representative or employee of Pacira or its affiliates.

I also acknowledge that I am not eligible to participate in any benefit plans of Pacira or any of its affiliates, including such things as medical benefits, life insurance benefits, pension benefits and stock options.  I further acknowledge that I am not eligible to participate in any such benefit plans even if it is later determined that my status was that of an employee of Pacira or any of its affiliates during the period of this work assignment.

I HEREBY EXPRESSLY WAIVE ANY CLAIM FOR PARTICIPATION IN ANY BENEFIT PLANS OF PACIRA OR ANY OF ITS AFFILIATES ATTRIBUTABLE TO THE PERIOD OF THIS WORK ASSIGNMENT.

Print Name

Signature

Date

SALES FORCE WORK ORDER # 6508

This Sales Force Work Order is entered into between Pacira Pharmaceuticals and Quintiles Commercial US, Inc. (“Quintiles”), pursuant to the Master Services Agreement, having an Effective Date as of the date signed by Pacira (“Effective Date”) , between Pacira and Quintiles, and is subject to all the terms and conditions set forth therein, except as may be otherwise expressly provided herein.

A.                                    BRIEF DESCRIPTION OF SALES FORCE PROJECT:

Quintiles is providing an initial total of 63 Sales Representatives, 6 Regional Managers, and 1 Project Leader, with an optional plan for expansion targeted for the third Calendar Quarter in 2012 in support of EXPAREL a long-acting bupivacaine (anesthetic/ analgesic) product for postsurgical pain management. This sales team will be calling on hospitals and key pain specialists and surgeons as this analgesic is used for post-surgical pain control.  Subject to the termination provisions herein and in the Master Services Agreement, the number of Sales Representatives and Regional Managers may vary at Pacira’s discretion.

B.                                    PROJECT TEAMS:

Pacira	contact:	Taunia Markvicka, VP Commercial Development
	address:	Pacira Pharmaceuticals
5 Sylvan Way
Parsippany NJ 07054
	phone:	973-254-3565

Quintiles Contact Person:		Joseph F. Chirillo Sr. VP of Commercialization
Strategic and Risk-Based Business
	address:	Quintiles Commercial US, Inc.
10 Waterview Blvd.
Parsippany, NJ 07054
	phone:	215-396-8344

Routine correspondence relevant to the operation of the sales force should be sent to the above-named contact persons.  All notices or similar communications in regard to the terms or a change of terms of this Work Order are to be sent to the parties named in the Master Services Agreement -  Section 16. Notices.

C.                                    PROJECT TERM AND KEY DATES:

Project Start Date	Effective Date
Project Leader Start Date	ASAP after Effective Date
Regional Manager Start Date	[**]

Sales Representative Start Date	[**]
Initial Classroom Training Dates	[**]
Last Sales Representative Field Day	[**]
Last Regional Manager Day/Project End Date	[**]

“Project Term” shall mean the period of time beginning on the Project Start Date and ending on the Project End Date.   This Work Order shall renew automatically for successive one year terms, unless terminated by either party within sixty (60) days prior to the Project End Date.  Upon each such renewal, the Project End Date will be advanced one full year.  Any increases or reductions in Daily Fees and other fees due to Quintiles shall be mutually agreed to between Pacira and Quintiles.

D.                                    DEFINITIONS

1.                                       “Daily Fee” shall mean the applicable fee due Quintiles for each Day Worked.

2.                                       “Day Worked” shall mean a day of service during which a Sales Representative details Prescribers, or attends scheduled company training and/or specifically designated home study.  A “Day Worked” by a Regional Manager shall mean a day during which the Regional Manager performs duties and responsibilities described in the Work Order.  Days Worked shall not include days on leave, holidays, sick days or vacations.

3.                                       “Detail” shall mean an interactive face-to-face contact by a Sales Representative with a Prescriber or the Prescriber’s legally empowered designee, during which a promotional message involving the Product is given in accordance with the Promotional Program.  When used as a verb, “detail,” “details” and “detailed” shall mean to engage in a Detail as defined herein.

4.                                       “Prescriber” shall mean physicians and other health care professionals legally authorized to write prescriptions for pharmaceutical products.

5.                                       “Product” shall mean the Pacira pharmaceutical products specifically identified in the Work Order or any other product whose promotion and detailing is assigned to Quintiles by mutual agreement with Pacira.

6.                                       “Promotional Expense Budget” shall mean the funding and guidelines for use of such funding that are provided by Pacira for use by the Sales Force when detailing Product.

7.                                       “Promotional Material” shall mean the Product labeling and package inserts, sales aids and detailing materials, and other promotional support items provided by Pacira to Quintiles, for use in promotion of the Product.

8.             “Promotional Program” shall mean the marketing plan, strategy and promotional message for the Product, which will include use of the Promotional Material and the Promotional Expense Budget.

9.             “Qualified Candidate” shall mean a candidate for inclusion on the Sales Force that meets the Sales Force Qualifications set forth in Section E(3) of this Work Order.

10.           “Sales Force” shall mean the Sales Representatives, Regional Managers and Project Leader, individually and as a group, that have been assigned to deliver Details of the Product in accordance with the terms of this Work Order.

11.           “Sales Representative” shall mean a Quintiles employee who has been trained and equipped to detail Prescribers.

12.           “Target Prescriber” shall mean one of the specifically identified Prescribers within a Sales Representative’s territory to be detailed by the Sales Representative.

13.           “Territory” shall mean the United States and Puerto Rico.  In connection with an individual Sales Representative, the territory shall be the geographic area assigned to the individual Sales Representative.

E.             QUINTILES RIGHTS, RESPONSIBILITIES AND OBLIGATIONS

1.             Sales Force.  The Sales Force will initially be composed of the following Quintiles employees:

Number	Position Title
63	Sales Representatives
6	Regional Managers
1	Project Leader

Pacira Pharmaceuticals may request that Quintiles provide additional Sales Force Personnel by submitting a written request in substantially the form attached hereto as Exhibit 1 (“Additional Personnel Request Form”).  As the total number of Sales Representatives increases for the Sales Force, additional Regional Managers may also be increased in order to maintain a mutually agreed upon number of Regional Managers.

2.             Recruitment.  Quintiles shall be responsible for recruitment and re-recruitment (replacement) of the Sales Representatives and Regional Managers in accordance with the Sales Force Qualifications described below.  Quintiles shall obtain all appropriate background checks and drug screens.  Quintiles shall provide an average of three Qualified Candidates per Sales Force position.  If Pacira elects to participate in the final selection of members of the Sales Force, Pacira shall approve or disapprove qualified candidates within five (5) business days after the Qualified Candidates are submitted to Pacira for final selection.  Absent such approval or disapproval from Pacira, Quintiles shall select from the final Qualified Candidates.  If Pacira rejects three Qualified Candidates for a territory, Pacira shall reimburse Quintiles for any costs incurred in sourcing additional qualified candidates until the territory is filled.  For candidates that Pacira has identified to Quintiles, Quintiles agrees to credit the recruiting fee with respect to such candidates, and charge Pacira only for those costs incurred in connection with the actual employment of the candidate.

3.             Sales Force Qualifications. Quintiles will exercise its best commercial efforts to recruit from a diverse candidate base. A qualified candidate for Sales Representatives shall meet the following minimum qualifications: four-year college degree (B.A., B.S. or equivalent); minimum 2 years outside sales experience, 3 years pharmaceutical experience and at least 1 year of hospital experience.  A qualified candidate for Regional Manager shall meet the following minimum qualifications: four-year college degree (B.A., B.S. or equivalent); minimum 2 years outside sales experience, minimum one year previous management experience and have hospital experience.  Pacira may provide a target list to Quintiles to support the recruitment. In such event, Quintiles shall use its best commercial efforts to identify qualified candidates from such list and recruit such qualified candidates.

4.             Position Descriptions and Duties.  Quintiles shall manage, supervise and evaluate the performance of the Project Leader, Regional Managers and Sales Representatives in accordance with the responsibilities and duties identified below.  All Sales Force employees shall demonstrate the following: work ethic and integrity; planning, organizing and territory management skills; strong interpersonal skills; excellent communication skills; critical thinking and analysis; problem solving; decisiveness; sound judgment; customer-focused selling skills; basic computer skills; ability to listen and learn.

Sales Representatives

•      Generate sales in line with assigned territory quota

•      Maintain and update current and prospective target physician profiles

•      Keep current with market knowledge and competitive products

•      Maintain a professional image for Pacira and Pacira Products

•      Participate in all training and sales meetings

•      Plan and organize territory to meet sales and call targets

•      Make sales presentations (details) — individual, one-on-one, in-services

•      Make complete, accurate and timely submission of all time-keeping, call activity, sample activity and expense reports

•      Compliance with Promotional Program, and proper use of Promotional Materials and Promotional Expense Budgets

•      Participate or coordinate Lunch & Learns, dinner programs, weekend events, as appropriate

•      Have appropriate interaction with co-promotional partners or counterparts

•      Ability to comply with credentialing requirements

Project Leader

•      Recruit, interview and select Sales Representatives (and subordinate managers)

•      Handle 180 day and annual performance review, personnel issues, discipline and termination of (Sales Representatives and) subordinate managers

•      Generate sales in line with project TRX goals

•      Acts as the primary link between the Pacira and Quintiles for all operational and HR needs

•      Prepare monthly reports to Pacira, as required by the terms of this Work Order.

•      Make regular field visits: to develop and motivate Sales Representatives for attainment of sales objectives; to assess and monitor field activity and work schedules; to monitor and manage field reporting by Sales Representatives, including call and sample reporting.

•      Assist with the planning and delivery of training, and periodic sales meetings

•      Review and approve expense reports; monitor compliance with expense policies.

•      Monitors compliance with Promotional Program, and proper use of Promotional Materials and Promotional Expense Budgets

•      Monitors compliance with PDMA and sample accountability procedures

•      Monitors time-keeping and attendance

Project Leaders, Regional Managers

•      Recruit, interview and select Sales Representatives and subordinate managers

•      Handle 180 day and annual performance review, personnel issues, discipline and termination of Sales Representatives and subordinate managers

•      Generate sales in line with project TRX goals

•      Regional Managers shall make regular field visits: to develop and motivate Sales Representatives for attainment of sales objectives; to assess and monitor field activity and work schedules; to monitor and manage field reporting by Sales Representatives, including call and sample reporting.

•      Communicate with Pacira field/regional managers on regular and timely basis

•      Assist with the planning and delivery of training, and periodic sales meetings

•      Review and approve expense reports; monitor compliance with expense policies.

•      Monitors compliance with Promotional Program, and proper use of Promotional Materials and Promotional Expense Budgets

•      Monitors time-keeping and attendance

5.             Sales Force Compensation; Benefits. Quintiles shall compensate the Sales Force employees with a combination of salary and variable incentive (bonus).  Bonuses and other incentives shall not be included in the Daily Fee.   Quintiles shall establish a target average salary and salary matrix, which recognizes greater experience and training, and preferred selection criteria.  The terms and conditions of a variable incentive compensation plan (“Incentive Plan”) shall be mutually determined by Quintiles and Pacira, including eligibility criteria and performance targets.  The plan may also include incentive awards such as trips and prizes.  Quintiles shall administer the Incentive Plan, determine eligibility and pay the incentive compensation and awards, in accordance with the Incentive Plan. Sales Force employees shall be eligible to receive an auto allowance, and shall be entitled to participate in the Quintiles employee benefit plans for health and dental care, and 401k, all in accordance with company eligibility criteria.

6.             Pacira Training and Periodic Sales Meetings.  Quintiles shall facilitate the participation of the Sales Force in Pacira’s initial sales training, backfill training of replacements for Regional Managers and Sales Representatives and all follow-up training, including periodic sales meetings.  Pacira may request Quintiles’s participation in the delivery of training and Quintiles will provide such services on a time and materials basis as the parties may agree in a written amendment to this Work Order.  In all cases, Quintiles shall monitor and observe all Pacira training.  Quintiles may have Sales Force Members participate in the Quintiles LEAD(1) and LEAD(2) Leadership Education and Development Programs.

7.             Sales Force Development Training.  Quintiles shall provide the Sales Force with the following training.  For experienced managers, the training may need to be adapted or revised.

•    Manager Development Training Phase 1 (Home Study)

Home Study Modules

DDI Targeted Selection
DDI Certification
Taleo Training
Fleet Safety Training
PeopleSoft Time and Labor
Concur
IDEALS Overview
Pacira Product / Disease State Backgrounders
Progressive Discipline
Regulatory Agency Searches & Inspection
Adverse Drug Reaction Reporting
Benefits Overview
PeopleSoft Direct Access for Managers
Co-Employment
It’s All About Respect
Culture of Compliance
Global Privacy Awareness
Professional Skills
HIPAA

Business Ethics
Conflict of Interest

•    Manager Development Training Phase 2 (Classroom)

Classroom Modules

Quintiles Overview
Pacira Company Overview
Project Lead Expectations and Project Metrics
The Manager’s Role
Setting Region / Team Expectations
Pacira Product / Disease Review (Optional)
Pacira Marketing Overview (Optional)
HR Forum & Generations at Work
Benefits Review (Optional)
IDEALS Overview
Building Trust
Motivating Others
iCoach including Role Plays
iCoach certification
Field Administration (including close out process)
Innsight Field Contact Report and Coaching System
Train-the-Trainer for launch meeting

•    Rep Initial Development Training (Home Study)

Home Study Modules

Fleet Safety Training
PeopleSoft Time and Labor
Concur-Expense Field Employee Training
IDEALS Overview
Pacira Product / Disease State Backgrounders

Regulatory Agency Searches & Inspection
Adverse Drug Reaction Reporting
Benefits Overview
PeopleSoft HR Employee Direct Access
Sample Accountability
It’s All About Respect
Culture of Compliance
Global Privacy Awareness
Good Promotional Practices
HIPAA
Business Ethics at Quintiles

Conflict of Interest Management
Professional Skills

•    Rep Initial Development Training (Classroom)

Classroom Modules

Quintiles Overview & Expectations
Pacira Company Overview
Corporate Compliance
Good Promotional Practices
It’s All About Respect
HIPAA
Field Administration
Fleet Administration

Sample Accountability
PI & Competition
Pacira Product / Disease Review (Optional)
Pacira Marketing Overview (Optional)
Adverse Event (Pharmacovigilance)
SFA
IDEALS Overview
Objection Workshop
Clinical Reprint
Role Plays- Vis Aid tour, practice sessions etc
Role-Play Certification
Train-the-Trainer for launch meeting

•    Quintiles Learning Management System (Learning Curve) Access

•    Custom Training Module Development

At the request of Pacira, Quintiles will customize existing therapeutic training materials or create new training materials for Pacira’s products and therapy areas.  These training modules may come from a variety of existing or market available resources, or be developed to Pacira’s specifications from scratch.  The cost of this customization or development will be conveyed to Pacira in a written estimate with work commencing upon the execution of a written amendment to this Work Order.

8.             Promotional Activities.  Quintiles shall be responsible for managing and monitoring the promotional activities of the Sales Force, in strict adherence to the Promotional Program and using only the Promotional Materials provided by Pacira and in accordance with all applicable laws, rules and regulations. Sales Representatives shall not be permitted to develop, create or use any other promotional material or literature in connection with the promotion of the Product.  The Sales Representatives will be required to immediately cease the use of any Promotional Materials when instructed to do so by Pacira.  Quintiles shall monitor that Promotional Materials are not changed, (including, without limitation, by underlining or otherwise highlighting any text or graphics or adding any notes thereto) by the Sales Representatives.  Sales Representatives shall be required to limit their statements and claims regarding the Product, including as to efficacy and safety, to those which are consistent with the Product labels, package inserts and Promotional Materials.  The Sales Representatives shall not be permitted to add, delete or modify claims of the efficacy or safety in the promotion of the Product, nor shall the Sales Representatives be permitted to make any untrue or misleading statements or comments about the Products or any Pacira competitors or competitor products.

9.             Monthly Reporting.  Quintiles and Pacira will agree on a monthly project summary report, the content to be agreed upon by both parties.

10.           Reporting by Sales Representatives.  Sales Representatives shall be required to report all field activities and expenditures in a manner that is timely, accurate and honest, and in accordance with policies and procedures for the applicable reporting systems.  Quintiles Regional Managers shall routinely reinforce the importance of compliance with the reporting guidelines and policies (e.g. sample accountability, call reporting, promotional budget expenditures, travel expenses).  Newly hired Sales Representatives shall receive training on the reporting systems, guidelines and policies during the initial sales training program

11.           Management and Discipline of the Sales Force.  Quintiles shall be responsible to manage the Sales Force.  Quintiles has sole authority to remove employees from the Sales Force.  In conformance with Quintiles policy, Quintiles shall provide appropriate employee counseling and discipline, up to and including termination, to Sales Force members who violate employment rules and who are otherwise under performing their job responsibilities.  Quintiles will promptly follow-up on any reports made by Pacira of Sales Force member non-compliance and will apply such counseling or discipline as may be warranted in Quintiles’ sole judgment.

F.             PACIRA RIGHTS, RESPONSIBILITIES AND OBLIGATIONS

1.             Promotional Program and Promotional Materials.  Pacira shall be responsible for providing a Promotional Program, Promotional Materials and Promotional Expense Budget that (i) will not involve the counseling or promotion of a business arrangement that violates federal or state law; (ii) will be in compliance with the PhRMA Code on Interactions with Healthcare Providers and the Compliance Program Guidance for Pharmaceutical Manufacturers developed by the United States Department of Health and Human Services Office of the Inspector General; and (iii) shall not require or encourage the Sales Representatives to offer, pay, solicit or receive any remuneration from or to Prescribers to induce referrals or purchase of Pacira Product.  Pacira shall be responsible for providing written guidelines for proper use of the Pacira’s Promotional Expense Budget.

2.             Training and Periodic Sales Meetings.

Pacira shall be responsible for the following:

•      Programming, materials and facilities for initial Sales Force training. The initial training agenda shall include one day designated for Quintiles training regarding personnel management, compensation and benefits and field administration and 1 day of SFA training

•      Programming, materials and facilities for periodic sales meetings or product launch meetings as designated by Pacira.

3.             Sales Data.  Pacira shall be solely responsible for obtaining historic and ongoing sales data regarding Pacira Products.   Pacira shall be solely responsible to pay any applicable fee required by any third party, including, but not limited to, any per rep fee imposed by the American Medical Association or any third party charge from IMS Health, SDI, or other third party data provider for support and services.

4.             Productivity Reports.  Every month, Pacira shall provide Quintiles with the data Pacira receives from its third party logistics provider to produce productivity reports for the Sales Force in order to calculate bonuses, evaluate performance, and any other mutually agreed purposes, including but not limited to, (i) Actual purchases or DDD sales data by territory, region, and nation; and (ii) Early view by territory.   Pacira shall make all reasonable efforts to deliver to Quintiles the data with the same frequency and with the same speed as such are received and distributed by Pacira with regard to their own sales forces.

5.             Business Cards; Detail bags.  Quintiles shall supply the Sales Force with business cards, the content of which shall be subject to approval by Pacira, such approval not to be unreasonably withheld.  Quintiles shall supply the Sales Force with detail bags at Pacira’s expense

6.             Reimbursable Expenses.  Pacira shall be responsible to reimburse Quintiles for the following expenses in accordance with the expense budget agreed upon by the parties, when necessary and actually incurred by Quintiles in support of the Project:

•      Travel expenses in association with recruitment

•      Travel expenses in connection with all training and periodic sales meetings

•      Travel expenses in connection with field management and audits in the territories

•      Spends made pursuant to the Promotional Program

•      Costs arising from field representative licensure or reporting requirements.

7.             No Recruitment. Subject to Section G.2 below, through the Project End Date, and for one year thereafter, neither Pacira nor Quintiles shall attempt to actively recruit or solicit any personnel from the other Party without the prior written consent of such other Party; provided that, notwithstanding the foregoing, each Party shall be permitted to engage in general recruitment through advertisements or recruiting through head-hunters so long as the other Party’s employees and personnel are not specifically targeted.

G.            FEES AND PASS-THROUGH EXPENSES

1.             All relevant fees and pass-through expenses are set forth in more detail on Attachment B, attached hereto.  In the event of any inconsistency between this paragraph G and Attachment B, Attachment B shall govern.

2.             Daily Fees.  Pacira shall pay Quintiles a Daily Fee for each Day Worked by Sales Representatives and Regional Managers during the Project Term and thereafter if required for Project close-out.  The Daily Fees and total estimated Daily Fees during the Project Term are stated in the following table, and are also set forth on Attachment B:

	Number	Daily Fee	Estimated Days Worked	Estimated Total Days Worked	Estimated Total Fees
Sales Representatives	63	[**]	[**]	[**]	[**]
Regional Managers	6	[**]	[**]	[**]	[**]
Project Leaders	1	[**]	[**]	[**]	[**]
			Estimated Total Fees		[**]

3.             Pass-Through Expenses.  Pacira shall play Quintiles for Pass-Through expenses as incurred.  Estimated Pass-Through expenses are set forth on Attachment B.

4.             Incentive Plan Administration. Pacira shall pay Quintiles an amount equal to (i) the amount of all non-salary compensation earned by Sales Force members in accordance with the terms of the Incentive Plan or otherwise requested by Pacira; and (ii) an amount equal to [**]% of such compensation for Quintiles’s employer costs (payroll taxes, benefits), as further set forth on Attachment B.

5.             Training Fee.  For the Quintiles training services as described in Paragraph E(7) of this Work Order, Pacira shall pay Quintiles a fee of $ [**].  Further details regarding the training services and associated fees are set forth on Attachment B.  The training fees shall be invoiced by Quintiles immediately following the conclusion of the initial Sales Force training program.

6.             Promotional Fees.  A promotional budget is to be determined by Pacira, in its sole reasonable discretion.

7.             Recruiting/Backfill Recruiting Fees.  For every Sales Representative, Regional Manager or Project Leader placed onto the project by Quintiles initially or on backfill, Pacira shall pay Quintiles a Recruiting Fee of $[**], respectively, as further set forth on Attachment B.  No Recruiting Fee shall be due if Pacira identified such Sales Representative, Regional Manager, or Project Leader as a target to Quintiles.  During the Project Term, and notwithstanding the backfill actually required, Pacira shall only be responsible for Replacement Recruiting Fees for up to [**] percent ([**]%) of the initial personnel set forth on the table in Section G.1 of this Work Order.  Replacement Recruiting Fees for any backfill exceeding [**]% of such initial personnel shall be waived by Quintiles.  Estimated Recruiting / Backfill Recruiting Fees are set forth on Attachment B

8.             SFA Fees.  Pacira shall pay the following fees in connection with SFA, as further set forth on Attachment B: (a) an immediate payment of $[**] for start-up and deployment; and (b) a monthly SFA services fee in the amount of $ [**] for computers, licenses and other items listed in Attachment C.  In the event that any equipment or IT hardware (including, without limitation, laptops and mobile devices) are purchased for the Project and the cost for such equipment and hardware invoiced to and paid by Pacira, such equipment and hardware shall, at Pacira’s option, become the property of Pacira; in the event any equipment and/or hardware is not paid in full as of the Project End Date, and Pacira wishes to retain such property, Pacira will be required to pay to Quintiles any amounts remaining on the equipment lease or the asset value, based upon straight-line depreciation of the equipment and/or hardware, as more fully described in Attachment D hereto.

9.             Dollars at Risk.  Once Net Product Sales as recognized by Pacira have reached $30 million, Pacira will pay Quintiles $[**] for each additional million in Net Product Sales (the “Risk Payment”), up until Net Product Sales have reached $[**], as follows:

Product Sales	Quintiles Payment	Cumulative Payment to Quintiles
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]

In addition, in the event that at any time during the Project Term the Pacira Products are subject to back order or stock out or are generally unavailable for distribution for any cause not attributable to Quintiles or a Force Majeure event (“Shortage”), Pacira shall provide Quintiles with notice of such Shortage.  If a Shortage shall occur, the length of time during which there is a Shortage shall be added onto the Project End Date solely for purposes of calculating the Risk Payment set forth herein.  (By way of example, if there is a Shortage that lasts thirty (30) days, then the Project End Date shall be extended for a period of thirty (30) days solely for purposes of calculating the Risk Payment which may be due hereunder).

10.                                 Payment Schedule.  Quintiles shall invoice Pacira monthly for all Fees, Take-on Fees and Pass-Through Expenses, as further set forth on Attachment B.  At the end of each calendar month Quintiles shall provide Pacira a list of the billable Sales Force personnel and the total number of Days Worked multiplied by the respective Daily Fee rate.  Quintiles shall invoice Pacira in advance for all incentive compensation and related employer costs, and the incentive compensation shall be paid to the Quintiles Personnel by Quintiles only after Pacira pays to Quintiles the amount of the applicable incentive compensation invoices.

11.                                 Early Termination.  Pursuant to the terms of the Master Agreement, this Work Order may be terminated by Pacira by providing Quintiles with sixty (60) days’ prior written notice of its intent to terminate.  Throughout the notice period, the terms and conditions of this Work Order shall remain in full force and effect and Pacira will continue to be responsible for all Fees and Pass-through Expenses that are payable in accordance with Section 11.5 of the Master Services Agreement, as well as any non-cancelable obligations incurred in accordance with the terms of this Work Order, net of recoveries (e.g. cancellation fees) with respect to the canceled territories.  For avoidance of doubt, unless Pacira provides written instruction otherwise, Quintiles shall continue to fully perform its obligations under this Work Order during the foregoing sixty (60) day notice period.

12.                                 Changes in Scope; Additional Services.  All prices and costs contained in this Work Order are subject to mutually agreed revision as needed to reflect changes in the scope of services being provided by Quintiles.  Additional services will be provided at Quintiles’s normal and customary rates, subject to the prior written approval of Pacira.  No change or amendment to this Work Order shall be effective without the prior written approval of both Parties.

13.                                 Expense Allocation Chart.  The financial responsibility of Quintiles and Pacira for expenses and costs of Sales Force operation shall be allocated in accordance with the terms of this Work Order, which are summarized for illustrative purposes in the “Sales Force Expense Allocation” chart (Attachment A).

14.                                 Sales Force Roll Over.

a.               Pacira may hire any members of the Sales Force prior to or contemporaneously with the Project End Date by providing Quintiles sixty (60) days prior notice.  .

b.              End of Term.  In order to protect the integrity of future sales teams to which Quintiles field employees may be assigned, in the event Pacira does not hire members of the Sales Force as provided in Section G 14(a) above, for one year after the end of the Project Term, Pacira may not directly solicit or recruit any Sales Force member who remains employed by Quintiles following the Project End Date to work for Pacira.  In the event Pacira breaches this obligation, , Pacira shall be liable to Quintiles in the amount $50,000 for each Sales Force member solicited or recruited. The restriction in this Section G 14(b) shall not apply to any solicitation directed at the general public in publications available to the general public.

H.                                    ADDITIONAL TERMS

1.                                       Steering Committee.  Pacira shall make all decisions with respect to the strategy and resources for the marketing and promotion of the Products.  However, other issues may arise under the terms of this Work Order or between the parties while operating under this Work Order which are appropriate for consultation between the parties to ensure maximum productivity of the Sales Force, including, but not limited to, the establishment of work rules or the response to greater than expected Sales Force turnover and other changing market conditions.  The parties shall, therefore, establish a Steering Committee, chaired by Pacira and consisting of up to three (3) members from each party.  The chairperson’s duties shall include site selection, logistics, agenda and facilitation; provided however, that a Quintiles Committee member may submit agenda items to the Chair and such items shall be included in the next regular meeting of the Steering Committee.  Each member of the Committee shall be an employee or member of the Board of Directors of the party that appointed such member.  Initial appointments shall be made within fourteen (14) days of the date of this Work Order.  A member of the Committee may be removed at any time, with or without cause, Work Order by the party that appointed such member.  The Committee shall meet each quarter, or otherwise at the call of the chairperson to review, coordinate, and discuss issues regarding the Promotional Program.  In addition, the Committee shall review and resolve issues pertaining to this Work Order.  The members of the Committee will use reasonable efforts to reach consensus on all decisions.

In Witness Whereof, Pacira and Quintiles have caused this Work Order # 6508 to be duly executed on their behalf by their authorized representatives and made effective as of Effective Date of Work Order appearing above.

Accepted and Agreed to by:

QUINTILES COMMERCIAL US, INC.	PACIRA PHARMACEUTICALS

/s/ Daryl Gaugler	/s/ David Stack
By: By: Daryl Gaugler	By: David Stack
Title: Title: Sr. VP of Commercialization	Title: CEO and President
Date:	Date:	August 30, 2011

Attachment A to Sales Force Work Order

SALES FORCE EXPENSE ALLOCATION

DATE

Project # 6508

Category	Included in Daily Fee	Additional Fee Due Quintiles	Pass- Through Expenses	Pacira Direct Expenses
Salary, including payroll taxes, for Sales Representatives, Regional Managers, Project Leader	X
Incentive compensation (bonus) for Sales Representatives, including payroll taxes			X
Benefits package, including (401k), medical, dental, Rx, vacation, holidays	X
Auto Costs in territory, including monthly allowance, mileage reimbursement, parking and tolls.	X
Basic Business Expenses in territory, including phone, paper supplies, postage and voice mail.	X
Business Cards & Detail Bags			X
Call Reporting & Sample Accountability		X
Computers for Sales Representatives, including software, helpdesk support, data/replication lines		X
Computers for DMs, RSMs, NSM, including software, helpdesk support, data/replication lines		X
IMS Third Party Charges			X
Infrastructure support (operations, HR, finance, legal)	X
Liability Insurance: employment, workers comp, E & O, CGL, auto	X
Initial recruitment, includes drug screens, background and motor vehicle checks		X
Backfill recruitment, includes drug screens, background and motor vehicle checks		X
Meetings: Pacira national and regional meetings; product launches				X
Promotional Expense Budget (access money)			X
Promotional Program and Promotional Materials (sales aids)				X
Promotional marketing expenses, including sales data				X
Training program, materials and facilities; initial and follow-up		X
Quintiles core curriculum training program, materials and facilities		X
Field Sales Licensure or Reporting Expenses		X
Travel Expenses (air, hotel, meals, T&E)			X
Licensing and Credentialing			X

Attachment B to Sales Force Work Order

Full Time Representatives	63
District Managers	6
Project Leader	1	]

DIRECT COSTS (IN DAILY RATE)

COMPENSATION
Representatives Compensation & Benefits		$	[**]
	Salary	$	[**]
	Benefits/Taxes	$	[**]
District Manager Compensation & Benefits		$	[**]
	Salary	$	[**]
	Benefits/Taxes	$	[**]
PL Compensation & Benefits		$	[**]
	Salary	$	[**]
	Benefits/Taxes	$	[**]
Project Coordinator Support		$	[**]
Systems and Services Manager		$	[**]
Total Compensation		$	[**]

EXPENSES

Rep Field Expenses		$	[**]
	Auto Allowance	$	[**]
	Others	$	[**]
DM Field Expenses		$	[**]
	Auto Allowance	$	[**]
	Others	$	[**]
PL Field Expenses		$	[**]
	Auto Allowance	$	[**]
	Others	$	[**]
Total Expenses		$	[**]
Direct Costs Subtotal		$	[**]

Assumptions:

$[**]	annual salary payroll taxes (FICA, SICA, etc.), medical/dental, life, 401(k), W/C, EAP

$[**]	annual salary includes additional months for startup/closeout payroll taxes (FICA, SICA, etc.), medical/dental, life, 401(k), W/C, EAP

$[**]

annual salary includes additional months for startup/closeout payroll taxes (FICA, SICA, etc.), medical/dental, life, 401(k), W/C, EAP Project Coordinator salary and employment costs SSM salary and employment costs car + gas + insurance + maintenance
telephone, ISP, supplies, postage, parking & tolls, voicemail, AMA license car + gas + insurance + maintenance
telephone, ISP, supplies, postage, parking & tolls, voicemail car + gas + insurance + maintenance
telephone, ISP, supplies, postage, parking & tolls, voicemail

ADDITIONAL COSTS (NOT IN DAILY RATE)

RECRUITING
Initial Recruitment		$	[**]
	Rep	$	[**]
	DM	$	[**]
	PL	$	[**]
Total Recruitment Costs		$	[**]

BONUS
Target Bonus		$	[**]
	Rep	$	[**]
	DM	$	[**]
	PL	$	[**]
Total Bonus		$	[**]

TRAINING
Manager Development Training Phase I - Homestudy		$	[**]
Manager Development Training Phase II - Classroom		$	[**]
Representative Initial Development Training (Single Session)		$	[**]
SFA Training		$	[**]
Quintiles Learning System		$	[**]
Total Training Costs		$	[**]

SFA/IT
Startup Costs		$	[**]
	IT	$	[**]
	SFA	$	[**]
Annual Costs		$	[**]
	IT	$	[**]
	SFA	$	[**]
Total SFA/IT Costs		$	[**]

SAMPLE ACCOUNTABILITY
SA Automated Model			$—
Additional Costs Subtotal		$	[**]
SERVICE FEE		$	[**]
TOTAL PROJECT COSTS		$	[**]

Assumptions:

$[**]	per rep - includes drug screen and reference check
$[**]	per DM - includes drug screen and reference check
$[**]	per PL - includes drug screen and reference check

[**]%	bonus potential + [**]% tax
[**]%	bonus potential + [**]% tax
[**]%	bonus potential +[**]% tax

Targeted Selection Certification, FastTrackSelect Recruiting Model, Field Sales Administration
Training Delivery, Materials
Training Development, Training Delivery, Training Account Executive, Materials
Training on SFA platform
Web based training for home study and on going development

Extranet hardware, shipping, MS Office/Utilities setup, set-up and implementation, helpdesk Veeva SFA implementation and setup

Computers, accessories, printers, shipping, MS Office/Utilities licenses, system maintenance, helpdesk Veeva SFA license fee

Reconciliations, inventories, transaction processing, data entry, reporting compliance

Attachment B (cont.) to Sales Force Work Order

Project #6508

COSTS TO BE CHARGED AS INCURRED

ESTIMATED BACKFILL RECRUITING

Backfill Recruiting	Rep	$	[**]
TRAVEL EXPENSES
T/E for recruiting travel		[**]
T/E to training (Single Session)		$	[**]
T/E to meetings		$	[**]
T/E to support sales		$	[**]
LICENSING & CREDENTIALS
Licensing & Credentials		$	[**]
Total As Incurred Expenses		$	[**]

Risk Metrics		$	[**]

[**] per rep backfill and[**]%turnover

Estimated travel costs for manager and sales rep recruiting

Estimated travel, lodging, and meals to classroom training, assumes single training session for entire team

Estimated POA meetings: 2two-day meetings

Estimated at 1 day per month per Rep @ $[**]per day, [**] days per month per Mgr @ $[**] per day, [**] days per month per PL @ $[**] per day

Estimate of $[**] per team member is being included as a pass-through due to a growing industry trend of requiring credentials in order to gain access to a facility.

Attachment C to Sales Force Work Order

Project #6508

Budgeted Project Costs

	G1			G2			G3		G4		G5	G6			G7			G8
Section of Work Order				Estimated PT							Promotional	Backfill/Recruiting
Month	Budgeted Labor			Costs			P/T Bonus		Training		Funds	Estimate			IT/CRM			Risk				Total
Contract Yr 1
Jun-11			-			-				-	-			-			-				-			-
Jul-11			-			-				-	-			-			-				-			-
Aug-11	[**]					-					-			-			-			[**]		[**]
Sep-11		[**]				-				-	-		[**]			[**]		[**]					[**]
Oct-11		[**]				-				-	-		[**]				-	[**]					[**]
Nov-11	[**]					-				-	-			-			-	[**]					[**]
Dec-11		[**]				-				-	-	[**]							[**]				[**]
Jan-12		[**]		[**]			[**]		[**]		-		[**]			[**]			[**]			[**]
Feb-12		[**]			[**]					-	-	[**]			[**]				[**]				[**]
Mar-12		[**]			[**]					-	-		[**]			[**]		[**]					[**]
Apr-12	[**]				[**]		[**]			-	-	[**]				[**]		[**]					[**]
May-12		[**]			[**]					-	-	[**]				[**]			[**]			[**]
Jun-12		[**]			[**]					-	-		[**]			[**]			[**]				[**]
Jul-12	[**]			[**]			[**]			-	-		[**]			[**]			[**]			[**]
Aug-12		[**]		[**]						-	-		[**]			[**]			[**]				[**]
Sep-12		[**]		[**]						-	-		[**]			[**]			[**]				[**]
Oct-12	[**]				[**]		[**]			-	-		[**]			[**]			[**]				[**]
Nov-12	[**]			[**]				-		-	-		[**]			[**]			[**]			[**]
Dec-12	[**]			[**]				-		-	-	[**]				[**]		[**]					[**]
Jan-13			-			-	[**]			-	-			-			-				-		[**]
Total Budget contract		[**]		[**]			[**]		[**]		-	[**]				[**]		[**]					[**]

Attachment D to Sales Force Work Order

Hardware Amortization

Project #6508

Pacira IT rollover costs

					Book value per		Book value per
	Purchase		Monthly		unit after [**]		unit after [**]
	price per unit		amortization*		months		months
Laptop, CD/DVD, Maintenance Plan	$	[**]	$	[**]	$	[**]	$	[**]
Peripherals, AC adapters, printers, carry bag	$	[**]	$	[**]	$	[**]	$	[**]
	$	[**]	$	[**]	$	[**]	$	[**]

Add’l costs per unit to be incurred at time of purchase
Shipping Estimate (Pass-through)	$	[**]	$	[**]	$	[**]	$	[**]

Total cost to purchase including shipping based on:	$	[**]	units		$	[**]	$	[**]

*- Based on [**] month straight line depreciation

Does not include any server, help desk or infrastructure support costs.

EXHIBIT 1 to Sales Force Work Order

ADDITIONAL PERSONNEL REQUEST FORM

This Request for Additional Personnel is made pursuant to Master Services Agreement dated as of                between Pacira Pharmaceuticals and Quintiles Commercial US, Inc. (“Quintiles”), and Work Order #6508 Dated                     .

PART 1

Number and Category of Personnel Requested:	Additional Fees Required For Each Added Personnel:

☐ Sales Representatives	Recruiting Fee — $
Training Fee — $
☐ Regional Managers	Estimated Pass-Throughs — $
Monthly Incremental Fees : $ (SFA), $
☐ Other (describe):	(Sample Accountability), $ (Fleet)

TERRITORY LOCATION(S)

REQUESTED START DATE(S)

Signature:
AUTHORIZED PACIRA REPRESENTATIVE SUBMITTING REQUEST

Name:
Title:
Date:
Phone:
Fax:

PART 2	To Be Completed by Quintiles

This Additional Personnel Request Form was Received by Quintiles on the following date:	Request is Accepted, and Recruitment shall begin immediately:

(sign and date)
Contact Person:
Phone:

Request is Not Accepted (identify above information which must be clarified or changed before Request may be accepted by Quintiles):

(sign and date)
Contact Person:
Phone: